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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 2002, by and between IFX CORPORATION, a Delaware corporation ("IFX" and,
---,
collectively with its subsidiaries, "Employer"), and JOSE LEIMAN ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Employer is in the business of acquiring, developing and maintaining Internet access and related services in Latin America and other non-U.S. jurisdictions (the "Business");

     WHEREAS, Employer desires to continue to employ Employee to serve as General Counsel and/or Chief Administrative Officer of Employer, and Employee desires to continue such employment, on the terms and subject to the conditions set forth herein;

     WHEREAS, Employee's existing Employment Agreement (the "Prior Agreement") is dated as of May 7, 2001, and both Employee and Employer believe it would be in the best interests of both Employee and Employer to amend and restate the Prior Agreement by entering into this Agreement;

     WHEREAS, Employee has had an opportunity to review the terms and conditions of this Agreement, to negotiate the terms hereof and to engage legal counsel on his behalf if he so desires.

     NOW THEREFORE, in consideration of Employer's continued employment of Employee, the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Terms Defined Herein. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

     "Affiliate" means (a) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (b) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing.

     "Cause" means (a) the willful and continued failure by Employee to substantially perform his duties under this Agreement (other than any failure resulting from Employee's death or incapacity due to physical or mental illness) for five days after written demand for substantial performance is delivered by Employer which specifically identifies the manner in which Employer believes Employee has not substantially performed his duties and which notice is specifically identified as being issued pursuant to this paragraph, (b) the commission by

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Employee of theft, embezzlement, fraud or misappropriation of funds against
Employer or the willful engaging by Employee in other misconduct which is materially injurious to Employer, (c) the willful violation by Employee of
Section 3.1, 3.2, 3.3 or 3.4 of this Agreement or (d) the conviction of Employee of a felony involving fraud, dishonesty or moral turpitude. Notwithstanding anything to the contrary contained herein, none of the following events shall be treated as "cause":

          (i)  bad judgment,

          (ii) negligence, or

          any act or omission that Employee believed in good faith to have been in or not opposed to the interests of the Company.

     "Change in Control" means the occurrence of any one of the following events: (a) any consolidation, merger or other similar transaction involving IFX, following which the stockholders of IFX immediately prior to such transaction fail to hold more than 50% of the outstanding voting securities of the continuing or succeeding corporation in substantially the same proportions, or which contemplates that all or substantially all of the business and/or assets of IFX will be controlled by another corporation; (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of IFX; (c) approval by the stockholders of IFX of any plan or proposal for the liquidation or dissolution of IFX, unless such plan or proposal is abandoned within 60 days following such approval; (d) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding shares of voting stock of IFX; provided, however, that for purposes of the foregoing, "person" excludes UBS Capital Americas III, L.P., UBS Capital, LLC, Lee S. Casty, the Casty Grantor Subtrust, International Technology Investments, LC or any of their Affiliates, and any underwriter purchasing shares of IFX with the intent of reselling them, or (e) if, during any period of 24 consecutive calendar months commencing on the date of this Agreement, those individuals (the "Continuing Directors") who either (i) were directors of IFX on the first day of each such period, or (ii) subsequently became directors of IFX and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of IFX, cease to constitute a majority of the board of directors of IFX.

     "Common Stock" means shares of common stock, par value $.02 per share, of IFX.

     "Disability" means disability as defined in Employer's disability insurance plan then in effect.

     "Equity Value" shall mean (i) in the case of the sale, exchange or purchase of equity securities of Employer, the total net consideration paid for such securities; and (ii) in the case of a sale or disposition of assets of Employer and its subsidiaries, the total net consideration paid for such assets.

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     "Involuntary Termination" means if Employer terminates Employee for any reason other than Cause or if Employee terminates his employment with Employer
(a) within 30 days after Employer materially reduces Employee's duties and responsibilities hereunder; (b) upon material breach of this Agreement by Employer which remains uncured for 30 days following notice thereof from Employee to Employer, provided that Employee gives notice of termination within 5 days of expiration of such thirty day period; (c) the failure to nominate or elect Employee as General Counsel or Chief Administrative Officer of IFX; (d) causing or requiring Employee to report to anyone other than the Board or any President or Chief Executive Officer of Employer appointed from time to time by the Board; (e) assignment of duties materially inconsistent with his position and duties described in this Agreement; (f) the failure of IFX to assign this Agreement to a successor to IFX or the failure of a successor to IFX to explicitly assume and agree to be bound by this Agreement; (g) requiring Employee to be principally located at any office or location more than 50 miles from IFX's current office in Miami Lakes, Florida; or (h) diminution of Employee's compensation package without Employee's express written consent; provided, however, that in the event such breach is curable but Employer is unable to cure such breach within such five-day period, then any such breach shall not be deemed to justify Employee's "Involuntary Termination" hereunder so long as Employer is diligently and in good faith pursuing a cure and such breach is cured no later than 30 days following receipt of the foregoing written notice from Employee.

     "Liquidity Event" means the consummation of a transaction for consideration consisting of cash or Unrestricted Marketable Securities, whether in a single transaction or in a series of related transactions, that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with an independent third party or a group of independent third parties pursuant to which such party or parties (a) acquire more than 50% of the outstanding voting stock of the Employer determined on a fully diluted basis, or (b) acquire assets constituting all or substantially all of the assets of the Employer and its subsidiaries on a consolidated basis (which shall be deemed the equivalent of the acquisition of 100% of the voting stock of the Employer on a fully diluted basis for the purposes hereof); provided, however, that if the consideration for such transaction consists of restricted securities, a Liquidity Event shall be deemed to be consummated at such time as at least 75% of such restricted securities become Unrestricted Marketable Securities.

     "Person" means any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

     "Senior Managers" shall mean Joel Edelstein, Michael Shalom, Jose Leiman and Daniel Salama.

     "Unrestricted Marketable Securities" means securities which are listed on a national securities exchange or quoted on the NASDAQ National Market System and which are freely tradable by the holder thereof without restriction pursuant to an effective registration statement under the Securities Act or Rule 144(k) thereunder.

     "1998 Plan" means the IFX Corporation 1998 Stock Option and Incentive Plan, as amended, together with any successor thereto.

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     "2001 Plan" means the IFX Corporation 2001 Stock Option Plan, as amended, together with any successor thereto.

                                   ARTICLE II

                               TERMS OF EMPLOYMENT

     2.1 Employment; Scope of Duties.

          (a) Employer hereby continues to employ Employee as General Counsel and/or Chief Administrative Officer of Employer, and Employee hereby accepts such employment with Employer. In performing his duties hereunder, Employee shall report solely to, and shall be subject to the supervision of, the Board of Directors, or any President or Chief Executive Officer of Employer designated from time-to-time by the Board of Directors. Employee shall help to prepare an updated rolling financial forecast of Employer to be submitted to a committee of the Board of Directors within 30 days after the close of each month. The updated rolling financial forecast will include estimates of the previous month's performance and represent Employee's best view of forecasted results for the current month. The information to be provided by Employee in the financial forecast must be reasonably accurate and represent a good faith effort on the part of Employee to represent the true actual performance of the Employer.

          (b) Employee shall devote his best efforts and full business time and attention to the performance of services for Employer in accordance with the terms hereof. During the Term (as defined in Section 2.4), Employee shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of Employer's Board of Directors; provided, however, that nothing herein shall prevent Employee from (i) making and managing personal investments consistent with Section 3.3 of this Agreement, (ii) from engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of Employee's responsibilities to Employer, or (iii) being involved as an officer, director, employee or consultant of any subsidiary or Affiliate of Employer, including, for these purposes, Tutopia.com, Inc.

     2.2 Compensation.

          (a) As compensation for Employee's services hereunder during the Term, Employer shall pay to Employee from and after the date hereof an annual salary of $182,000 (the "Salary"), less applicable income tax withholdings. The Salary shall be payable in equal semi-monthly installments in accordance with Employer's customary compensation policies. If, during the term of this Agreement, the Employee should be prevented from performing his duties by reason of Disability, amounts payable by Employer hereunder shall be reduced by the amounts payable under the Employer's disability insurance policy.

          (b) [Reserved].

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          (c) In addition to the above payments, in the event of a Liquidity
     Event, provided that Employee is employed by Employer at the time of such Liquidity Event or if Employee was Involuntarily Terminated within 90 days prior to the commencement of or during the process leading to such Liquidity Event, Employer shall pay a bonus to Employee (a "Targeted Bonus") if the Equity Value paid with respect to such Liquidity Event, without regard to any payment of a Targeted Bonus to Employee or any other Senior Manager is at least $30 million, as determined in conjunction with the Liquidity Event. The amount of the Targeted Bonus to be paid to Employee will equal 25.75 % of the Total Senior Management Bonus Pool (as defined below). The "Total Senior Management Bonus Pool" with respect to a Liquidity Event shall equal 2.5% of the Equity Value paid with respect to such Liquidity Event, prior to the determination of the Total Senior Management Bonus Pool; provided, however, that if the Equity Value equals or exceeds $100 million prior to the determination of any Total Senior Management Bonus Pool, then the Total Senior Management Bonus Pool shall equal $2.5 million plus 5% of that portion of the Equity Value in excess of $100 million. If stockholders of Employer receive non-cash consideration in connection with a Liquidity Event, then an allocable portion of the Targeted Bonus shall be paid to Employee in the form of such non-cash consideration, with the amount of such non-cash consideration to be paid to Employee in the same ratio that UBS Capital Americas III, L.P. and UBS Capital LLC receive cash and non-cash consideration (i.e., if the consideration to be received by such holders is half cash and half stock, then the Targeted Bonus will be paid in the form of half cash and half stock). In connection with a Liquidity Event in which non-cash consideration is paid, the Employer shall cause the acquiring entity to expressly assume the obligation to pay such non-cash consideration as provided above. For the purposes of this Section 2.2(c), "commencement" shall mean (i) in the event that a Liquidity Event constitutes an asset sale or statutory merger, the adoption by Employer's Board of Directors of a resolution to pursue either the sale of Employer's assets or the statutory merger, as the case may be, and (ii) in the event that a Liquidity Event constitutes a sale of stock of the Employer, the taking of affirmative steps by the controlling stockholder(s) of Employer to sell stock of Employer in a transaction that would constitute a Liquidity Event.

          (d) UBS Capital Americas III, L.P. and UBS Capital LLC covenant that, in connection with the sale of their shares of Employer in a transaction in which the sale of such shares would constitute a Liquidity Event and in which non-cash consideration is paid, they will cause the acquiring entity to agree to pay the non-cash portion of the Targeted Bonus as provided above.

          (e) In addition to the Salary and bonuses, Employee shall be granted Options as shown on Exhibit A hereto. The Options shall be evidenced by a standard option agreement between Employer and Employee in a form approved by the Compensation Committee or the Board of Directors of Employer and are in addition to options previously granted to Employee under any prior employment agreement between Employer and Employee.

          (f) Employee may be entitled to receive an annual cash bonus based on recommendations of Employer's Chief Executive Officer and Employer's Compensation

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     Committee, and based on Employer's performance as it relates to the proposed budget for the fiscal year. Within 30 days after the start of each subsequent fiscal year, Employer shall transmit to Employee a copy of the proposed budget for such fiscal year, as approved by Employer's Board of Directors. Whether or not to award a cash bonus in any year and the amount thereof shall be in the sole discretion of the Board of Directors.

          (g) [Reserved].

     2.3 Employee Benefits.

          (a) Employee shall be entitled to such paid holidays and vacation time as is consistent with Employer's standard holiday and vacation policy for executive employees of Employer.

          (b) Subject to Employer's rules, policies and regulations as in effect from time to time (and subject to applicable eligibility requirements, including a minimum employment period), Employee shall be entitled to (i) group life insurance, disability or accident, death or dismemberment insurance, (ii) medical and/or dental insurance program; provided that regardless of the payment for other employees, Employee's premiums for himself and his family shall be paid in full by Employer and shall be for a preferred provider plan or similar plan, (iii) 401(k) benefit plan, if and when Employer establishes such a plan, (iv) other employee benefits that Employer may, in its sole discretion, make generally available to employees of Employer of the same level and responsibility as Employee, (v) all cell phone bills (provided that substantially all calls are made for business related to the Employer), (vi) a car allowance of $750 per month, (vii) high-speed internet access from Employee's principal residence.

     2.4 Term. Employee's employment pursuant to the Prior Agreement commenced on May 7, 2001, and shall continue in effect for one (1) year from the date hereof unless otherwise terminated in accordance with Section 2.5. Commencing on the date hereof, the Term shall continue to automatically be extended each day by one day, until a date which is one (1) year following the first date, if any, that Employer delivers to Employee or Employee delivers to Employer, as the case may be, written notice that the Term will not be automatically extended. The period of time during which Employee remains employed by Employer pursuant to this Section 2.4 is referred to herein as the "Term."

     2.5 Termination of Employment.

          (a) Disability.

          (i) If during the term of this Agreement, the Employee should be prevented from performing his duties by reason of Disability for a continuous period greater than 180 days, Employer may terminate the Employee's employment hereunder by giving written notice thereof to the Employee, effective on the date set forth in the notice (which date shall be not less than 15 business days after the notice is given). For purposes hereof, a continuous period of Disability shall not be deemed interrupted

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               until the Employee returns to substantially full time work for a period of at least 30 days.

          (ii) If termination of employment results or occurs due to Disability under this Section 2.5(a), Employee shall receive no other compensation hereunder; provided, however, that until Employee receives disability insurance payments under Employer's disability insurance coverage, Employee shall receive his Salary. All Options held by Employee under the 1998 Plan shall vest immediately upon the date of termination for Disability.

          (b) Death.

          (i) In the event of the Employee's death during the term of this Agreement, the Employee's employment hereunder shall be deemed terminated as of the date of the Employee's death. Employee's family shall be entitled to receive fully paid health and dental insurance coverage for one year after Employee's death and all Options held by Employee under the 1998 Plan shall vest immediately.

          (c) Cause.

          (i) This Agreement and the Employee's employment hereunder may be terminated at any time by the Company for Cause.

          (ii) If the Employee's employment is terminated by the Company for Cause or Employee terminates his employment other than by reason of death, Disability or an Involuntary Termination, Employee shall be entitled to no additional payments hereunder and Employee's Options shall be treated as required under the 1998 Plan and the 2001 Plan.

          (d) Involuntary Termination. In the event of an Involuntary Termination, Employee shall receive the following:

          (i) immediately after the date of termination, a lump-sum amount in immediately available funds equal to the sum of Executive's accrued but unpaid Salary;

          (ii) an amount equal to one-third (1/3) of Employee's annualized Salary for the current year of the Term payable semi-monthly over four (4) months;

          (iii) the continuation of the benefits (or, if such benefits are not available, the after-tax economic equivalent thereof) specified in Section 2.3(b) to which Employee is entitled as of the date of termination for six (6) months after the date of the Involuntary Termination, or, at the election of Employee, cash payment equal to the value of such benefits payable semi-monthly over four (4) months; provided that with respect to any

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               benefit to be provided on an insured basis, such value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected net cost to the Company of providing such benefits;

          (iv) all options held by Employee under the 1998 Plan shall vest immediately;

          (v) all contractual restrictions on the transfer, sale or pledge of the common stock held by the Employee (or his Affiliates) will be immediately extinguished and released; and

          (vi) the vested right to receive 25,300 shares of Employers' Series E Convertible Preferred Stock, with such stock to have the terms set forth in the Amended and Restated Put Agreement dated as of August 15, 2002, by and among Employer, UBS Capital Americas III, L.P. and UBS Capital LLC ("Series E Preferred Stock"), less applicable withholding; provided, however, that such shares shall not actually be issued to Employee and Employee shall have no right to receive such shares until immediately prior to the first to occur of: a) a Change of Control of Employer, b) a Liquidity Event of Employer, or c) a Liquidation of Employer, as determined under the Certificate of Designation creating the Series E Preferred Stock of Employer. Prior to the first to occur of any such events, Employer shall file a Certificate of Designation for the Series E Preferred Stock if same has not already been done.

          (e) Termination After a Change of Control. If an Involuntary Termination occurs within one (1) year after a Change of Control, then Executive shall receive the payments required by Section 2.5(d), except that for purposes of Section 2.5(d)(ii), Executive shall receive seventy-five percent (75%) of Employee's annualized Salary in the year of the Change of Control payable semi-monthly over nine (9) months.

          (f) Other Termination Benefits. Other than any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, not be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

                                   ARTICLE III

                            COVENANTS AND AGREEMENTS

     3.1 Records and Confidential Data.

          (a) Employee acknowledges that, in connection with the performance of his duties hereunder, Employer and its Affiliates will make available to Employee, and/or Employee will have access to, certain Confidential Information (as defined below) of

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     Employer and its Affiliates. Employee acknowledges and agrees that any and all Confidential Information learned or obtained by Employee during the course of his employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of Employer and its Affiliates. Employee shall keep all Confidential Information confidential and shall not use any Confidential Information in any manner other than in connection with Employee's discharge of his duties hereunder.

          (b) Following the first to occur of the termination of Employee's employment hereunder, or as soon as reasonably possible after Employer's written request, Employee shall return to Employer all written Confidential Information which has been provided to Employee and Employee shall destroy all copies of any analyses, compilations, studies or other documents prepared by Employee or for Employee's use containing or reflecting any Confidential Information. Within five business days after receipt of such request by Employee, Employee shall, upon written request of Employer, deliver to Employer a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 3.1(b).

          (c) For purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of Employer and/or its Affiliates, including, without limitation, confidential and proprietary information that is derived from or regarding reports, investigations, experiments, research, trade secrets, work in progress, web site drawing, designs, plans, proposals, requests for proposals, bids, codes, marketing and sales programs, acquisition targets or strategies, information regarding subscribers or web site viewers, client lists, client mailing lists, supplier lists, financial projections, cost summaries, payor information, pricing formulae, marketing studies relating to prospective business opportunities and all other confidential and proprietary materials or information prepared for or by Employer and/or any of its Affiliates. For purposes of this Agreement, Confidential Information shall not include and Employee's obligations under this Section 3.1 shall not extend to (i) information which is generally available to the public, (ii) information obtained by Employee from Persons not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process (after giving Employer prior written notice thereof and an opportunity to contest such disclosure).

     3.2 Inventions and Other Matters.

          (a) Employee agrees that all, inventions, discoveries or improvements made during the period of Employee's employment with Employer, including, without limitation, computer software (including source code, operating systems and specifications, data, data bases, files documentation and other materials related thereto), HTML or other scripts, web site designs, art work, visual images, programming code and programs, processes, uses, apparatuses, specialized information relating in any way to or that is useful in the business or products of Employer or Employer's actual or demonstrably anticipated research or development, designs or compositions of any kind that Employee, individually or with others, may originate or develop while employed by Employer (collectively, "Inventions"), belong to and shall be the sole property of

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     Employer and constitute and shall constitute works specially ordered or commissioned as "works made for hire" under the United States Copyright Act and other applicable law. Without limiting the foregoing, Employee hereby assigns and transfers to Employer all rights of whatever nature that Employee may have, including, without limitation, any patent, trade secret, trademark or service mark rights (and any goodwill appurtenant thereto), any rights of publicity and any right, title and interest in any copyright and any right that may affix under any copyright law now or hereinafter in force and effect in the United States of America or in any other country or countries, in and to any Invention. Employee acknowledges and agrees that Employer shall have the royalty-free right to use in its businesses, and to make and sell products, processes, programs, systems designs, methods, formulas, apparatus, techniques, and services derived from any Inventions (whether or not patentable or copyrightable), as well as all improvements thereof or know-how related thereto. The provisions of this Section 3.2 shall survive termination of this Agreement for any reason.

          (b) For purposes of this Agreement, an Invention shall be deemed to have been "made during the period of Employee's employment" if, during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice. Employee agrees that any patent, copyright or trade mark application (i) covering intellectual property that relates to services performed by Employee hereunder or that is applicable to those products or services of Employer that were within the scope of Employee's responsibilities hereunder, and (ii) that is filed by or for the benefit of Employee or any of his Affiliates within one (1) year after termination of Employee's employment shall be presumed to relate to an Invention made during the term of his employment and Employee shall have the burden of proof to prove otherwise.

          (c) This Section 3.2 shall not apply to an Invention for which no equipment, supplies, facilities or Confidential Information (as defined below) of Employer was used and that was developed entirely on Employee's own time, unless (i) the invention relates or is applicable to the services performed by Employee hereunder or that is applicable to those services or products of Employer that were within the scope of Employee's responsibilities hereunder, or (ii) results from any work relating to the Business that was performed, caused to be performed, or supervised by Employee for or on behalf of Employer.

          (d) Employee agrees, without further consideration, to (i) promptly disclose each such Invention to Employer, to Employee's immediate supervisor and to such other individuals as Employer may direct, (ii) execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Employer, or its designee, full title to each such Invention and as may be necessary or convenient to obtain United States and foreign patents and copyrights thereon, to the extent Employer may so choose in its sole discretion, (iii) testify in any legal proceeding relative to such Invention whenever requested to do so by Employer, and (iv) furnish all facts relating to such Inventions or the history thereof.

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          (e) Employee agrees that he will not at any time, except as authorized or directed by Employer, publish or disclose any information or knowledge concerning any Inventions.

     3.3 Non-Competition.

          (a) Employer and Employee recognize that Employee has been retained to occupy a position of trust that constitutes part of the professional, management and executive staff of Employer. Employee, for and in consideration of the payments, rights and benefits provided herein, agrees that so long as he is employed by Employer and, if Employer terminates Employee's employment for Cause, in the event of an Involuntary Termination or if Employee terminates his employment with Employer for any reason other than pursuant to an Involuntary Termination, then during the period of time that Employee is receiving cash severance payments under Section 2.5(d)(ii) or 2.5(e), Employee shall not (i) work or act as an officer or director of or compensated consultant to, (ii) assist, (iii) own, directly or through any Affiliate or joint venture, a 10% or greater interest in, or (iv) make a financial investment (other than a passive, economic investment), whether in the form of equity or debt, in any business that is directly competitive with the Business in the United States, Latin America or in any other market in which Employer is conducting the Business at the time Employee's employment with Employer is terminated.

          (b) Notwithstanding the foregoing, nothing herein shall prohibit Employee from holding ten percent (10%) or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market and for which quotations are readily available on the National Association of Securities Dealers Automated Quotation system.

          (c) If Employer terminates Employee's employment for Cause or if Employee terminates his employment with Employer for any reason other than pursuant to an Involuntary Termination, then for a period of one (1) year thereafter, Employee shall promptly notify Employer of each employment or agency relationship entered into by Employee, and each corporation, proprietorship or other entity formed or used by Employee, the business of which is directly competitive with the Business. The provisions of this
     Section 3.3 shall survive termination of this Agreement for any reason.

     3.4 Non-Solicitation and Non-Interference.

          (a) Employee acknowledges that Employer has invested substantial time and effort in assembling its present staff of personnel. Employee agrees that so long as he is employed by Employer and then for a period of one (1) year thereafter, Employee shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other Person that such other Person employ or solicit for employment, any of Employer's employees or recommend to any employee of Employer that he/she cease to be employed by Employer; provided that the restrictions set forth in the immediately preceding sentence shall not apply to any solicitation directed at the public in general e.g., advertisements in publications of general circulation, etc. or to inquiries for employment that were unsolicited, directly or indirectly, by Employee.

          (b) Employee acknowledges that all customers of Employer, which Employee has serviced or hereafter services during Employee's employment by Employer and all prospective customers from whom Employee has solicited or may solicit business while in the employ of Employer, shall be solely the customers of Employer. Employee agrees that so long as he is employed by Employer and for a period of one (1) year thereafter, Employee shall not either directly or indirectly solicit business, as to products or services competitive with the Business, from any of Employer's customers with whom Employee had contact during his employment with Employer.

          (c) Employee agrees that so long as he is employed by Employer and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, (i) intentionally disrupt or attempt to disrupt or terminate any relationship between Employer and any of its Business suppliers, clients or employees, or (ii) disparage, malign or discredit the name or reputation of Employer to any customers, clients or suppliers of the Business. Employee agrees that for so long as he is employed by Employer and for a period of one (1) year thereafter, he will not influence or attempt to influence any of the customers or clients of Employer to cease doing business with Employer.

     3.5 Restrictions Reasonable. Employee agrees that the restrictions contained in Sections 3.3 and 3.4 are reasonable as to time and geographic scope because of the nature of the Business and Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the same industry as the Business compete on an international basis. Employee acknowledges that Employer is in direct competition with all other companies that provide services and products similar to the Business products and services throughout the United States and Latin America and, because of the nature of the Business, Employee expressly agrees that the covenants contained in Sections 3.3 and 3.4 cannot reasonably be limited to any smaller geographic area. The provisions of Sections 3.3 and 3.4 shall survive termination of this Agreement for any reason.

     3.6 Prior Obligations. Employee represents and warrants that (a) Employee has no obligation of confidence or other commitments to any previous employer or any others that conflict with this Agreement or restrict Employee's field of activities, and (b) no other agreement to which Employee is subject will conflict with, prevent, be breached by, interfere with or in any manner affect the terms and conditions of this Agreement.

     3.7 Injunctive Relief. Employee acknowledge that damages would be an inadequate remedy for Employee's breach of any of the provisions of Sections 3.1, 3.2, 3.3 and/or 3.4 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach or threatened breach of any such provision, Employer shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of such Section, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Employee against Employer, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of Sections 3.1, 3.2, 3.3 and/or 3.4 of this Agreement.

     3.8 Subordination.

          (a) If a Bankruptcy Event (as defined below) shall occur, then Employee agrees that all payments due to or claims (the "Subordinated Claims") of Employee arising from or in connection with the termination of Employee's employment with Employer for any reason, including without limitation the right to receive payments under Section 2.5(d)(ii), Section 2.5(d)(iii) or Section 2.5(e), whether accrued or arising in the future, shall be subordinated in payment and priority to all payments due or to become due under the Convertible Notes (as defined below) to the Holders (as defined below). For purposes of this Agreement, a "Bankruptcy Event" shall mean any dissolution, winding up, liquidation, readjustment, reorganization, or other similar proceeding relating to Employer or its assets, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Employer.

          (b) "Convertible Notes" shall mean those certain Convertible Promissory Notes issued on the date hereof to UBS (or, with respect to ROF/IFX, LLC, a convertible promissory note issued as Qualified Financing Securities with respect to that Convertible Promissory Note issued to ROF/IFX, LLC on September 9, 2002), including any amendments, extensions, modifications or consolidations of such Convertible Promissory Notes and including convertible notes evidencing up to an additional $3.1 million in principal amount of convertible indebtedness which may be issued with the consent of UBS on substantially the same terms as such Convertible Promissory Notes on or before September 1, 2003 (holders of Convertible Notes to be referred to herein as the "Holders"). The Holders shall not be prejudiced in their rights under this Section 3.8 by any act or failure to act of the Holders or delay in the exercise of any right or remedy, and no such failure to act or delay shall preclude any further exercise of such rights by Holders, nor shall any modification of this Section 3.8 by Employer and Employee be binding upon the Holders except as expressly set forth in a writing signed and delivered on behalf of those Holders holding a majority of the outstanding principal amount of the Convertible Notes. This Section 3.8 shall inure to the benefit of the Holders and their respective successors and assigns who shall be third party beneficiaries hereof.

          (c) Without limiting the foregoing or any other provision hereof, if a Bankruptcy Event shall occur then: (a) Employer may not make and Employee may not receive, directly or indirectly, make any payment, whether in cash, property, securities or otherwise, in respect of any Subordinated Claims unless and until all amounts owing to the Holders under or pursuant to the Convertible Notes have been indefeasibly paid in full in immediately available funds and (b) upon any subsequent distribution of assets of
     Employer: (i) the Holders shall first be entitled to receive indefeasible payment in full in immediately available funds of all amounts owing to the Holders under or pursuant to the

     Convertible Notes (including, without limitation, interest accruing after the occurrence of any Bankruptcy Event, whether or not such interest is an allowed claim against Employer) before Employee is entitled to receive any payment, whether in cash, property or securities, in respect of any amount owing under or pursuant to the Subordinated Claims, and (ii) any payment or distributions of assets of Employer of any kind or character, whether in cash, property or securities, to which Employee would be entitled in respect of the Subordinated Claims except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person or entity making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Holders (in such manner as a majority in principal amount shall so direct) for application to amounts owing to the Holders under or pursuant to the Convertible Notes until indefeasibly paid in full in immediately available funds. In the event that notwithstanding the foregoing Employer shall make any payment to Employee in respect of Subordinated Claims or Employee shall receive any payment in respect of Subordinated Claims at a time when such payment is not permitted pursuant to the foregoing, such payment shall be held by Employee in trust for the benefit of, and shall be paid forthwith over and delivered to, the Holders (in such manner as a majority in principal amount shall so direct) for application to amounts owing to the Holders under or pursuant to the Convertible Notes until indefeasibly paid in full in immediately available funds. In any bankruptcy, insolvency or similar proceeding with respect to Employer after the occurrence of a Bankruptcy Event, Employee irrevocably authorizes the Holders (acting with the consent of Holders holding a majority in principal amount of the Convertible Notes): (i) to prove and enforce any claims of Employee in respect of obligations owed by Employer to Employee which are Subordinated Claims either in the name of the Holders or in the name of Employee as the attorney-in-fact of Employee; (ii) to vote claims comprising obligations owed by Employer to Employee which are Subordinated Claims and to accept or reject on behalf of Employee any plan proposed in connection with such proceeding; (iii) to accept and execute receipts for any payment or distribution made with respect to any and all obligations owed by Employer to Employee which are Subordinated Claims; (iv) to take action and to execute any instruments necessary to effectuate the foregoing either in the name of the Holders or in the name of Employee as its attorney-in-fact. Notwithstanding the rights and remedies available to Employee under this Agreement, at law, in equity or otherwise, Employee agrees that following the occurrence of a Bankruptcy Event Employee will not, and will not be entitled to, exercise any Remedy (as defined below) against Employer in respect of Subordinated Claims. "Remedy" shall mean and include the taking of any action by Employee to enforce the obligations of Employer in respect of the Subordinated Claims or to collect payment of any amount owing in respect of the Subordinated Claims, including, without limitation, the commencement of any judicial, arbitral or other action or proceeding (including, without limitation, any bankruptcy, insolvency or similar proceeding) against Employer or the joining in any such action or proceeding.

     3.9 Directors and Officers Insurance. Employer agrees to use reasonable commercial efforts to modify its existing directors and officers insurance policies (the "Policies") to provide that reimbursement of expenses or other payments to be made by the insurer under the applicable Policy to or for the benefit of directors or officers is paid directly to the applicable officer or director and not to Employer and shall further provide that Employer shall not be a named insured under such Policies. In addition, the Employer agrees to use commercially reasonable efforts to maintain officers and directors insurance policies on terms substantially similar to those of the Policies during the period during which the Employee is a director or officer of the Employer and for a period of no less than two (2) years thereafter. Notwithstanding the foregoing, the obligations set forth in this Section 3.9 shall be subject to the condition that compliance therewith does not substantially increase the aggregate cost of directors and officers insurance above the current aggregate cost of the Policies or reduce the scope of coverage below the current scope covered under the Policies. In the event that the Employer is no longer a public company, then, notwithstanding the foregoing, the Employer shall be entitled to terminate and/or reduce the scope of director and officer insurance coverage to that which is customary for similarly situated private companies that previously were public companies.

                                   ARTICLE IV

                                  MISCELLANEOUS

     4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when made, if delivered personally, (b) three business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or (c) two business days after delivery to a reputable overnight courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

               To Employer:

               IFX Corporation
               c/o IFX Communications Ventures Inc.
               15050 N.W. 79 Court - Suite 200
               Miami Lakes, Florida 33016
               Attention: President

     To Employee, to his home address as recorded in the payroll records of Employer from time to time.

     4.2 Governing Law. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Florida, without regard to its rules regarding conflicts of law.

     4.3 Agreement To Arbitrate.

          (a) Employer and Employee agree that any disputes that arise between Employee and Employer (or any of Employer's officers, directors, stockholders, supervisors, employees, agents, Affiliates or successors), excluding disputes arising out of Section 3.1, 3.2, 3.3 or 3.4, that cannot be resolved informally shall be decided by submission of the dispute to binding arbitration before a sole neutral arbitrator who is a retired federal judge pursuant to the American Arbitration Association Commercial Arbitration Rules governing such proceedings, and not by a lawsuit or by resort to court process, except as specifically set forth below. Both parties acknowledge and agree that they are giving up their respective constitutional rights to have any such dispute decided in a court of law before a jury, and instead are accepting the use of the arbitration process. This Section 4.3(a) applies to any and all disputes, including, by way of example only and not limited to, disputes regarding termination of Employee's employment; discrimination and unlawful harassment of any kind (including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S)2000(e) et seq. and the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. (S)621, et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. (S)12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. (S)2612 et seq.; and all applicable state and local anti-discrimination laws and constitutional provisions); disputes arising under any other applicable federal, state or local labor statutes, regulations or orders; disputes regarding assault and battery; negligent supervision; defamation; invasion of privacy; wages and overtime; and disputes regarding the formation and enforceability of this
     Section 4.3(a). The following types of disputes are excluded from the scope of coverage of this Section 4.3(a): (i) workers' compensation claims by Employee for on-the-job injuries; and (ii) any and all claims by Employer against Employee, including claims for injunctive relief, arising out of Employee's breach or threatened breach of Section 3.1, 3.2, 3.3 or 3.4 of this Agreement.

          (b) General Rules of Arbitration. Either party shall have the right to have counsel represent him/it at the arbitration hearing and in pre-arbitration proceedings. Pre-arbitration discovery shall be permitted in accordance with the Federal Rules of Civil Procedure, except that (i) there shall be no limit on the number of depositions that may be noticed by either party, and (ii) in connection with any pre-arbitration disclosure of expert testimony in accordance with Rule 26(a)(2), the timing of the expert disclosure shall be set by the arbitrator.

          (c) Authority of Arbitrator. The arbitrator shall have the authority to (i) resolve any discovery disputes that arise between the parties; (ii) resolve any dispute relating to the interpretation, applicability or enforceability of this Section 4.3; and (iii) entertain a motion to dismiss and a motion for summary judgment, applying the standards governing such motions under Federal Rule Of Civil Procedure 12(b)(6) and Rule 56. The arbitrator is required to render his decision in writing, with an opinion stating the bases of his decision. Either party has the right to file a post-arbitration brief, which shall be considered by the arbitrator

          (d) Payment of Costs and Fees. Each party shall bear its own costs and attorneys' fees incurred in connection with the arbitration. The arbitrator shall have the discretion to award costs to the prevailing party. The arbitrator's fees shall be borne equally by the parties. Each party shall post his or its portion of the arbitrator's anticipated fee prior to the commencement of the arbitration.

          (e) Appeals. Either side shall have the right to appeal the arbitrator's decision by applying to a Court (as defined in Section 4.4) for an order vacating the award for any of the reasons set forth in 9 U.S.C. (S)10, or on the basis that the arbitrator has made a mistake of law or fact. The arbitration decision shall stand if it is supported by substantial evidence.

     4.4 Jurisdiction; Service of Process. Each of the parties hereto agrees that any action or proceeding initiated or otherwise brought to judicial proceedings by either Employee or Employer concerning the subject matter of this Agreement that is not subject to Section 4.3, shall be litigated in the United States District Court for Dade County, Florida or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Florida covering Miami, Dade County, Florida (the "Courts"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction. Each party shall bear its own costs and attorneys' fees incurred in connection with any such actions or proceedings.

     4.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of (a) the heirs, executors and legal representatives of Employee, upon Employee's death or incapacity, and (b) any successor of Employer, and any such successor shall be deemed substituted for Employee or Employer, as the case may be, under the terms hereof for all purposes; provided, however, that any such assignment shall not relieve Employer from its obligations hereunder. As used in this Agreement, "successor" shall include any Person that at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or stock of Employer; provided, however, that no acquisition of the stock of Employer by UBS Capital Americas III, L.P., UBS Capital LLC or any of their respective Affiliates (collectively, "UBS") shall cause UBS to be treated as a "successor" hereunder.

     4.6 Integration. This Agreement, the Plan and any option agreement Employee will be required to execute, constitute the entire agreement between the parties with respect to all matters covered herein, including but not limited to the parties' employment relationship and Employee's entitlement to compensation, commissions and benefits from Employer or any of its Affiliated companies and/or the termination of Employee's employment. This Agreement supersedes all prior oral or written understandings and agreements relating to its subject matter and all other business relationships between Employer and/or its Affiliated companies.

     4.7 No Representations. No Person has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein.

     4.8 Amendments. This Agreement may be modified only by a written instrument executed by the parties that is designated as an amendment to this Agreement.

     4.9 Counterparts. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.10 Severability and Non-Waiver. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     4.11 Voluntary and Knowledgeable Act. Employee represents and warrants that he has been represented by independent legal counsel of his own choosing and that he has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

     4.12 Late Payments. If the Employer fails to pay any amount provided under this Agreement or any other plan or program sponsored by Employer when due, the Employer shall pay interest on such amount at a rate equal to (i) the highest rate of interest charged by the Employer's principal lender plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by Harris Trust and Savings Bank on the date such amount is due or, if no such rate shall be announced on such date, the immediately prior date on which Harris Trust and Savings Bank announced such a rate; provided, however, that if the interest rate determined in accordance with this Section exceeds the highest legally-permissible interest rate, then the interest rate shall be the highest legally-permissible interest rate.

     4.13 Shares Not Yet Authorized. Employer shall authorize such shares of Series D Preferred Stock or Series E Preferred Stock as shall be necessary to issue shares to be received by Employee on any exercise of options to be issued hereunder, or if sufficient authorized shares do not exist, Employer shall designate one or more new series of preferred stock (as may be required) having terms and conditions identical to the Series D Preferred Stock or Series E Preferred Stock, as the case may be, so that such new series of preferred stock may be issued in connection with the exercise of the options to purchase Series D Preferred Stock options or Series E Preferred Stock, as the case may be.

     4.14 Stockholder Approval. Until such time as stockholder approval for the issuance to Employee of the options to purchase Series D Preferred Stock is no longer required under NASDAQ rules and regulations or under any applicable law, the effectiveness of the provisions to issue to Employee the options to purchase Series D Preferred Stock (or any successor series of preferred stock, as provided in Section 4.13 hereof) shall be contingent on the approval of shareholders of Employer having a majority of the voting power of Employer. Employer covenants to seek stockholder approval for the issuance of the Series D Preferred at the next annual meeting of Employer. The Board of Directors of Employer shall recommend that the shareholders of Employer vote in favor of and approve the issuance of the options to Employee hereunder. Each of UBS Capital LLC and UBS Capital Americas III, L.P. agrees to vote in favor of the issuance of the options to be issued hereunder to Employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                               EMPLOYER:

                                               IFX CORPORATION


                                               By: /s/ Michael Shalom
                                                   -----------------------------
                                               Name: Michael Shalom
                                               Title: CEO
                                               Date: October 31, 2002


                                               EMPLOYEE:


                                                   /s/ Jose Leiman
                                               ---------------------------------
                                               Jose Leiman
                                               Date: October 31, 2002

Solely with respect to Sections 2.2(d) and 4.14.

UBS CAPITAL LLC


By: /s/ George A. Duarte
    -----------------------------
Name: George A. Duarte
Its: Attorney-in-fact


By: /s/ Marc Unger
    -----------------------------
Name: Marc Unger
Its: Attorney-in-fact


UBS CAPITAL AMERICAS III, L.P.


By: UBS Capital Americas III, LLC


By: /s/ George A. Duarte
    -----------------------------
Name: George A. Duarte
Its: Partner


By: /s/ Marc Unger
    -----------------------------
Name: Marc Unger
Its: Chief Financial Officer

                                    EXHIBIT A

     1. Effective as of the date hereof, Employee shall be granted an option to purchase 130,000 shares of Employer's Series D Preferred Stock. The exercise price for the option is equal to $1.20 per share of Series D Convertible Preferred Stock, subject to such adjustments for stock splits, dividends, recapitalizations as are contained in the Convertible Promissory Notes issued to UBS Capital Americas III, L.P. and UBS Capital LLC dated as of the date hereof (each a "Convertible Promissory Note"). The option will vest monthly over 24 months starting three (3) months from the date hereof, but will vest immediately in connection with an Involuntary Termination. The option will be non-transferable and non-assignable. The options will have a term ending ten
(10) years from the date hereof. Options which are vested may be exercised for ninety (90) days following Employee's death, Disability or an Involuntary Termination. If Employee is terminated for Cause or terminates employment other than as a result of death, Disability or an Involuntary Termination, the option will cease to be exercisable effective as of the effective date of termination. Unvested options will terminate immediately as of termination of Employee's employment with Employer.